Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the Second Quarter of 2011

WHITE PLAINS, N.Y. August 10, 2011 -- Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company") today reported financial results for the second quarter and six months  ended June 30, 2011.

HNH reported net income of $16.8 million on net sales of $191.2 million for the three months ended June 30, 2011, compared with net income of $6.3 million on net sales of $160.9 million for the three months ended June 30, 2010. Basic and diluted net income per common share was $1.32 for the three months ended June 30, 2011, compared with $0.52 per share in the same period of 2010. Net income for the 2011 quarter includes an unrealized non-cash $3.7 million gain on embedded derivatives related to the Company’s subordinated notes and warrants.

For the six months ended June 30, 2011, HNH reported net income of $21.6 million on net sales of $348.2 million, compared with net income of $3.6 million on net sales of $289.8 million for the six months ended June 30, 2010.  Net income for the six months ended June 30, 2011 includes an unrealized non-cash $2.3 million gain on embedded derivatives related to the Company’s subordinated notes and warrants, and a $6.4 million gain on disposal of assets, net of tax, from discontinued operations. Basic and diluted net income per common share was $1.73 for the six months ended June 30, 2011, compared with $0.29 per share in the same period of 2010.

“Our sales increase of $30.3 million for the second quarter of 2011 builds on the $28.2 million sales growth our businesses experienced in the first quarter of 2011. Most of the Company’s segments had higher net sales in the second quarter of 2011 versus the same period in 2010, resulting in 18.8% quarter-over-prior year quarter sales growth, and 20.2% sales growth on a year-to-date basis versus 2010,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH. The Company also reported higher gross profit, and reduced selling, general and administrative expenses as a percentage of sales when compared to the second quarter of 2010 as well as for the year-to-date 2011 versus 2010.

The Company generated Adjusted EBITDA of $24.1 million for the second quarter of 2011, as compared to $20.3 million for the same period in 2010, an increase of $3.8 million, or 18.5%. For the year-to-date period of 2011, Adjusted EBITDA was $39.5 million as compared to $31.0 million for the six month period of 2010, an increase of $8.5 million, or 27.5%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Financial Highlights:

Demand for the Company’s products and services increased in the second quarter of 2011.  The growth in net sales was due principally to strengthening in most of the markets served by the Company as well as higher silver prices during the second quarter of 2011 versus 2010. Four of the Company’s five segments experienced improvements in income from continuing operations during the second quarter of 2011. Income from continuing operations increased $3.4 million to $16.8 million during the second quarter of 2011 compared to $13.4 million for the same period of 2010.  Improved income from continuing operations was primarily a result of $30.3 million higher second quarter sales and increased productivity.  On a segment basis, Precious Metal net sales rose by 60.0% in the second quarter of 2011 compared with the same period of 2010, while Arlon segment sales increased by 20.3%,  Engineered Materials segment sales were 9.6% higher, and Kasco segment sales increased by 11.2%.  A sales decline of 7.0%, or $1.8 million, was reported by the Tubing segment.

Income from continuing operations net of tax, for the second quarter of 2011 was $16.9 million, as compared to $5.5 million in the 2010 quarter, an increase of $11.4 million.  In addition to  the improvement in income from continuing operations generated by higher sales and productivity discussed above,  the Company also reported a non-cash unrealized gain of $3.7 million related to the embedded derivative features of the Company’s subordinated notes and warrants, a realized gain on precious metal derivative contracts that exceeded the 2010 period by $1.4 million, and $3.5 million lower interest expense in 2011 due principally to lower interest rates as a result of the Company’s debt refinancing during the fourth quarter of 2010.  Additionally, the 2010 quarter was negatively impacted by a non-cash asset impairment charge of $1.6 million.  These favorable factors were partially offset by non-cash restricted stock expense of $0.7 million in the 2011 quarter.

Segment Operating Results

Precious Metal

The Precious Metal segment net sales increased by $20.3 million, or 60.0%, to $54.1 million for the three months ended June 30, 2011, as compared to $33.8 million in 2010.  The increased sales were primarily driven by an increase in the average market price of silver of approximately $20.00 per troy ounce during the second quarter of 2011 as compared to the same period of 2010, and higher volume. The increase in silver prices accounted for $13.4 million in higher sales.

Segment operating income increased by $2.1 million from $3.5 million during the second quarter of 2010 to $5.6 million for the same period in 2011.  The increase was primarily driven by higher sales volume.  The Precious Metal segment gross profit margin was lower for the three months ended June 30, 2011 as compared to the same period of 2010 primarily due to significantly higher silver prices which were partially offset by the favorable effect of the increased volume on manufacturing overhead absorption and increased productivity.  Since the cost of the silver is passed-through to the customer principally at cost plus a value-added services fee, higher silver prices generally result in a moderation or, at times, a reduction in the segment’s gross profit margin.

Tubing

For the three months ended June 30, 2011, the Tubing segment sales decreased by $1.8 million, or 7.0%, to $24.5 million, as compared to $26.3 million during the same period of 2010, resulting primarily from lower sales from the refrigeration market serviced by the Specialty Tubing Group, which was partially offset by higher sales from the markets served by the Stainless Steel Tubing Group.

Segment operating income decreased by $0.6 million on the lower sales, to $3.3 million for the three months ended June 30, 2011, as compared to $3.9 million for the same period in 2010, impacted by weakness from the refrigeration market, partially offset by improved operating income from the Stainless Steel Tubing Group.

Engineered Materials

The Engineered Materials segment sales for the three months ended June 30, 2011 increased by $6.5 million, or 9.6%, to $74.2 million, as compared to $67.7 million during the same period in 2010. The incremental sales were driven by higher volume of commercial roofing products and branded fasteners.

Segment operating income increased by $1.1 million to $10.0 million for the three months ended June 30, 2011, as compared to $8.9 million for the same period of 2010.  The increase in operating income was principally the result of the higher sales volume.  Gross profit margin for the three months ended June 30, 2011 was steady compared to the three months ended June 30, 2010.

Arlon

Arlon sales increased by $3.7 million, or 20.3%, to $21.8 million, for the three months ended June 30, 2011, as compared to $18.1 million for the same period of 2010.   The sales increase was primarily due to increased sales of printed circuit board materials related to the telecommunications infrastructure in China, as well as increased sales of flex heater and coil insulation products for the general industrial market.

Segment operating income increased by $0.3 million to $2.5 million for the three months ended June 30, 2011, as compared to $2.2 million for the same period of 2010.  The increase in operating income was principally the result of the higher sales volume, which was partially offset by lower gross profit margin.  Arlon’s gross profit margin was 2.3% lower during the second quarter of 2011 as compared to 2010 primarily due to capacity constraints at our China manufacturing facility.  In order to satisfy customer demand, production in the U.S. was increased at lower margins while Arlon is in the process of increasing its manufacturing capacity in China.

Kasco

Kasco segment sales improved by $1.7 million, or 11.2%, for the three months ended June 30, 2011 from $15.0 million during the second quarter of 2010 to $16.7 million during the same period of 2011. The sales improvements were primarily from its route business in the United States.

Operating income for the Kasco segment was $0.8 million for the second quarter of 2011, as compared to an operating loss of $1.3 million for the same period of 2010. Gross profit margin improved 3.3% during the second quarter of 2011 compared to the same period of 2010 primarily due to cost savings generated by relocating the remaining production facilities from Atlanta, Georgia to Mexico.  As a result of this restructuring plan, the Company performed a valuation of its land, building and houses located in Atlanta, and recorded an asset impairment charge of $1.6 million as of June 30, 2010.  The impairment represented the difference between the assets’ book value and fair market value as a result of the declining real estate market in the area where the properties are located.

Liquidity

As of June 30, 2011, HNH’s current assets totaled $197.1 million and its current liabilities totaled $178.5 million.  Therefore, its working capital was $18.5 million, as compared to working capital of $15.3 million as of December 31, 2010.  On August 5, 2011, Handy & Harman Group Ltd., a wholly-owned subsidiary of the Company, amended each of its credit facilities with Wells Fargo, National Association and Ableco, L.L.C. to, among other things, extend their maturity dates to June 28, 2013.

Note Regarding Use of Non-GAAP Financial Measurements:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations (net of tax) before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, income from proceeds of insurance claims, net, LIFO liquidation gain, non-cash pension and other post-employment benefits (“OPEB”) expense or credit, and other non-cash credits and charges. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  We caution investors that, because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Our Company

Handy & Harman Ltd. is a diversified manufacturer of highly engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves over 13,000 active customers across a wide range of end markets. HNH’s diverse product offerings are marketed through 29 locations located in seven countries.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2010 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	Handy & Harman Ltd.
Glen Kassan, Vice Chairman of the Board
and Chief Executive Officer

914-461-1260

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per share)	2011	2010	2011	2010

Net sales	$191,222	$160,904	$348,217	$289,750
Cost of goods sold	142,177	117,787	259,002	213,221
Gross profit	49,045	43,117	89,215	76,529
Selling, general and administrative expenses	31,159	27,093	61,320	53,905
Pension expense	1,125	1,062	2,250	2,175
Asset impairment charge	10	1,582	700	1,582
Income from continuing operations	16,751	13,380	24,945	18,867
Other:
Interest expense	3,301	6,849	7,633	13,480
Realized and unrealized (gain) loss on derivatives	(5,019)	86	(855)	409
Other expense (income)	25	176	(5)	371
Income from continuing operations before tax	18,444	6,269	18,172	4,607
Tax provision	1,529	789	2,535	1,401
Income from continuing operations, net of tax	16,915	5,480	15,637	3,206

Discontinued Operations:
Income (loss) of discontinued operations, net of tax	-	798	(484)	330
Gain (loss) on disposal of assets, net of tax	(154)	27	6,431	27
Net income (loss) of discontinued operations	(154)	825	5,947	357

Net income	$16,761	$6,305	$21,584	$3,563

Basic and diluted per share of common stock

Income from continuing operations, net of tax	$1.34	$0.45	$1.25	$0.26
Discontinued operations, net of tax	(0.02)	0.07	0.48	0.03
Net income	$1.32	$0.52	$1.73	$0.29

Weighted average number of common shares outstanding	12,651	12,179	12,468	12,179

 HANDY & HARMAN Ltd.
CONSOLIDATED BALANCE SHEETS
 (unaudited)

	June 30,	December 31,
(Dollars and shares in thousands)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,010	$8,762
Trade and other receivables - net of allowance for doubtful accounts of $2,491 and $2,318, respectively	114,960	70,345
Inventories	63,934	50,320
Deferred income taxes	1,373	1,238
Other current assets	8,797	9,153
Current assets of discontinued operations	-	23,162
Total current assets	197,074	162,980

Property, plant and equipment at cost, less accumulated depreciation and amortization	76,527	78,223
Goodwill	65,572	63,917
Other intangibles, net	36,232	31,538
Other non-current assets	16,014	14,946
Non-current assets of discontinued operations	-	1,944
	$391,419	$353,548

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$59,385	$38,273
Accrued liabilities	29,006	33,831
Accrued environmental liability	5,603	6,113
Accrued interest - related party	-	411
Short-term debt	62,616	42,890
Current portion of long-term debt	4,452	4,452
Deferred income taxes	665	355
Current portion of pension liability	16,800	14,900
Current liabilities of discontinued operations	-	6,435
Total current liabilities	178,527	147,660

Long-term debt	80,825	91,417
Long-term debt - related party	31,624	32,547
Accrued pension liability	94,011	98,425
Other employee benefit liabilities	4,387	4,429
Deferred income taxes	4,214	3,988
Other liabilities	4,369	4,941
Long-term liabilities of discontinued operations	-	301
	397,957	383,708
Commitments and Contingencies

Stockholders' Deficit:
Preferred stock - $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,647 and 12,179 shares, respectively	126	122
Accumulated other comprehensive loss	(135,265)	(135,865)
Additional paid-in capital	554,278	552,844
Accumulated deficit	(425,677)	(447,261)
Total stockholders' deficit	(6,538)	(30,160)
	$391,419	$353,548

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$21,584	$3,563
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	7,895	8,366
Non-cash stock based compensation	1,729	47
Amortization of debt related costs	1,145	743
Gain on early retirement of debt	(603)	-
Accrued interest not paid in cash	136	5,901
Deferred income taxes	349	(86)
Gains from asset dispositions	(44)	(15)
Asset impairment charge	700	1,582
Non-cash income from derivatives	(2,383)	(315)
Reclassification of net cash settlements on precious metal contracts to investing activities	1,603	725
Net cash used in operating activities of discontinued operations, including non-cash gain on sale of assets	(11,063)	65
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(37,460)	(26,713)
Inventories	(12,065)	(2,678)
Other current assets	(161)	800
Accrued interest expense-related party	-	768
Other current liabilities	4,038	17,771
Other items-net	(1,040)	(575)
Net cash provided by (used in) operating activities	(25,640)	9,949
Cash flows from investing activities:
Plant additions and improvements	(5,723)	(5,176)
Net cash settlements on precious metal contracts	(1,603)	(725)
Acquisition	(8,761)	-
Proceeds from sales of assets	74	398
Net cash provided by sale of assets of discontinued operations	26,543	(214)
Net cash provided by (used in) investing activities	10,530	(5,717)
Cash flows from financing activities:
Net revolver proceeds	19,465	835
Accrued related party interest transferred to debt	1,297	-
Net proceeds (borrowings) on loans - foreign	746	(230)
Repayments of term loans	(10,645)	(4,903)
Deferred finance charges	(510)	(301)
Net change in overdrafts	3,832	1,600
Other	(55)	(98)
Net cash provided by (used in) financing activities	14,130	(3,097)
Net change for the period	(980)	1,135
Effect of exchange rate changes on net cash	228	(289)
Cash and cash equivalents at beginning of period	8,762	8,796
Cash and cash equivalents at end of period	$8,010	$9,642

 HANDY & HARMAN Ltd.
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2011	2010	2011	2010

Net Sales:
Precious Metal	$54,051	$33,777	$98,697	$62,788
Tubing	24,474	26,306	48,873	48,660
Engineered Materials	74,168	67,651	123,562	111,253
Arlon	21,813	18,131	43,842	35,966
Kasco	16,716	15,039	33,243	31,083
Total net sales	$191,222	$160,904	$348,217	$289,750

Segment operating income:
Precious Metal	5,593	3,479	10,054	6,201
Tubing	3,293	3,888	7,496	6,233
Engineered Materials	10,050	8,940	12,037	10,295
Arlon (a)	2,513	2,172	4,583	4,236
Kasco (b)	844	(1,301)	1,814	(139)
Total segment operating income	22,293	17,178	35,984	26,826

Unallocated corporate expenses & non operating units	(4,461)	(2,724)	(8,833)	(5,771)
Unallocated pension expense	(1,125)	(1,062)	(2,250)	(2,175)
Income (loss) on disposal of assets	44	(12)	44	(13)
Income from continuing operations	16,751	13,380	24,945	18,867

Interest expense	(3,301)	(6,849)	(7,633)	(13,480)
Realized and unrealized gain (loss) on derivatives	5,019	(86)	855	(409)
Other (expenses) income	(25)	(176)	5	(371)
Income from continuing operations before income taxes	$18,444	$6,269	$18,172	$4,607

(a)
The segment operating income of the Arlon segment for the six months ended June 30, 2011 includes an asset impairment charge of $0.7 million to write down certain unused land located in Rancho Cucamonga, California to fair value.

(b)	The operating loss of the Kasco segment for the three and six month periods ended June 30, 2010 includes asset impairment charges of $1.6 million and restructuring charges of $0.1 million.

Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Income from continuing operations, net of tax	$16,915	$5,480	$15,637	$3,206
Add (Deduct):
Income tax provision	1,529	789	2,535	1,401
Interest expense, net	3,301	6,849	7,633	13,480
Depreciation/amortization expense	4,027	4,205	7,895	8,366
Unrealized gain on embedded derivatives related to subordinated notes	(3,704)	-	(2,273)	-
Non-cash derivative & hedge (gain) loss on precious metal contracts (a)	(1,315)	86	1,418	409
Non cash adjustment of precious metal inventory valued at LIFO (a)	982	35	1,227	22
Non-cash pension and OPEB expense	1,130	1,074	2,260	2,200
Non-cash asset impairment charge	10	1,582	700	1,582
Non cash stock/option expense	771	35	1,729	47
Other, net	411	168	740	279
Adjusted EBITDA	$24,057	$20,303	$39,501	$30,992

a)
H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.

SOURCE:                      Handy & Harman Ltd.